P R E S S  R E L E A S E

FOR IMMEDIATE RELEASE                              CONTACT:

VALHI, INC.                                        BOBBY D. O'BRIEN
THREE LINCOLN CENTRE                               VICE PRESIDENT
5430 LBJ FREEWAY, SUITE 1700                       (972) 233-1700
DALLAS, TEXAS  75240-2697


                     VALHI REPORTS THIRD QUARTER RESULTS



     DALLAS, TEXAS . . October 23, 1998. Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $13.1 million, or $.11 per diluted share, in the third quarter of 1998 compared to income of $8.4 million, or $.07 per diluted share, in the third quarter of 1997. For the first nine months of 1998, Valhi reported income from continuing operations of $215.7 million, or $1.86 per diluted share, compared to a loss from continuing operations of $12.1 million, or $.10 per diluted share, in the first nine months of 1997.

     The year-to-date 1998 results include (i) gains related to the first quarter sale of NL Industries' specialty chemicals business unit ($152 million, or $1.31 per diluted share, net of income taxes and minority interest) and initial public offering of shares of CompX International common stock ($44 million, or $.38 per diluted share, net of income taxes), (ii) securities transaction gains ($5 million, or $.04 per diluted share, net of income taxes) resulting principally from LYONs exchanges and (iii) an aggregate second quarter charge of $32 million ($21 million, or $.18 per diluted share, net of income taxes) related to the cash payments made by Valhi as part of the settlement of two shareholder derivative lawsuits in which Valhi was a defendant. General corporate expenses in the first quarter of 1997 included a $30 million pre-tax charge ($19.5 million, or $.17 per diluted share, net of income taxes) related to the adoption of a new accounting standard regarding accounting for environmental remediation liabilities at NL.

     NL's chemicals operating income improved due primarily to higher average selling prices, partially offset by lower sales volumes. NL's average selling prices for titanium dioxide pigments ("Ti02") have continued to increase since early 1997, and NL's average TiO2 selling prices in the third quarter of 1998 were 17% higher than the third quarter of 1997 and were 2% higher than the second quarter of this year. NL's TiO2 sales volumes in the third quarter of 1998 decreased 9% from the record sales volumes in the third quarter of 1997 as demand moderated. Sales volumes in the first nine months of 1998 were 2% lower than the 1997 period reflecting lower volumes in Asia, partially offset by higher volumes in Europe. NL expects demand for TiO2 in the fourth quarter of 1998 will be moderately below that of the fourth quarter of 1997. NL's operating income in the third quarter of 1997 included income of $9.7 million resulting from refunds of German franchise taxes. In addition, the provision for income taxes in the third quarter of 1998 reflects an $8 million tax benefit ($5 million, or $.04 per diluted share, net of minority interest) resulting from a refund of prior-year German dividend withholding taxes received by NL. The Company's results of operations for the first nine months of 1997 included net sales of $111.4 million and operating income of $33.2 million related to NL's disposed specialty chemicals business unit (1998 net sales and operating income prior to the sale - $12.7 million and $2.7 million, respectively).

     CompX's component products business reported increased sales in 1998 due primarily to higher sales volumes in all three of its major product lines (ergonomic computer support systems, precision ball bearing slides and locking systems). A portion of the increase in net sales resulted from the March 1998 acquisition of a lock competitor. Operating margins in each product line improved in the third quarter of 1998 compared to the third quarter of 1997. Component products operating income for the nine-month 1998 period includes a $3.3 million non-recurring pre-tax charge related to the award of certain shares of CompX common stock in connection with completion of its initial public offering.


     As previously-reported, in late June 1998 the Company acquired 2.9 million shares of Tremont Corporation common stock in a privately-negotiated transaction. Such shares, along with an additional 141,000 Tremont common shares purchased by Valhi in open market transactions during the first nine months of 1998, represents approximately 48% of Tremont's outstanding common stock at September 30, 1998. Valhi accounts for its interest in Tremont by the equity method, and commenced reporting equity in Tremont's earnings in the third quarter of 1998.

     General corporate interest and dividend income decreased in 1998 due primarily to lower distributions received from The Amalgamated Sugar Company LLC. Interest expense declined in 1998 due primarily to a lower level of outstanding indebtedness. Minority interest in after-tax earnings in 1998 relates to NL and CompX. Discontinued operations in 1997 consist of the Company's former building products and fast food operations, and the extraordinary item in 1998 relates to the early extinguishment of certain NL indebtedness.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), future global economic and political conditions, changes in government regulations, competitive products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation and other risks and uncertainties detailed in the Company's SEC filings. Actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.

    Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and locking systems), titanium metals products and waste management industries.

                                   * * * * *
                          VALHI, INC. AND SUBSIDIARIES

                             SUMMARY OF OPERATIONS

                                  (UNAUDITED)

                    (IN MILLIONS, EXCEPT EARNINGS PER SHARE)

                                            THREE MONTHS ENDEDNINE MONTHS ENDED
                                               SEPTEMBER 30,    SEPTEMBER 30,

                                              1997     1998     1997     1998


NET SALES
  Chemicals                                  $248.3   $221.5   $740.5   $698.4
  Component products                           27.0     38.7     80.3    110.5


                                             $275.3   $260.2   $820.8   $808.9



OPERATING INCOME
  Chemicals                                  $ 32.1   $ 40.2   $ 69.5   $119.6
  Component products                            6.9      8.8     20.1     22.2


    TOTAL OPERATING INCOME                     39.0     49.0     89.6    141.8

Equity in:

  Tremont Corporation                           -        3.0      -        3.0
  Waste Control Specialists                    (3.4)    (2.8)    (8.9)    (9.6)
Gain on:
  Disposal of business unit                     -        -        -      330.2
  Reduction in interest in CompX                -        -        -       67.9
General corporate items, net:
  Securities transactions                       1.9       .1      2.1      8.0
  Interest and dividend income                 15.4      8.2     46.5     42.9
  Expenses, net                                (7.8)    (5.6)   (50.9)   (49.7)
Interest expense                              (30.2)   (23.0)   (91.5)   (71.9)


    Income (loss) before income taxes          14.9     28.9    (13.1)   462.6

Provision for income taxes (benefit)            6.5       .5     (1.0)   184.9
Minority interest in after-tax earnings         -       15.3      -       62.0


    INCOME (LOSS) FROM CONTINUING OPERATION     8.4     13.1    (12.1)   215.7

Discontinued operations                         (.9)     -       34.5      -

Extraordinary item                             (3.9)    (1.4)    (4.3)    (2.7)


    NET INCOME                               $  3.6   $ 11.7   $ 18.1   $213.0







                          VALHI, INC. AND SUBSIDIARIES

                       SUMMARY OF OPERATIONS (CONTINUED)

                                  (UNAUDITED)

                    (IN MILLIONS, EXCEPT EARNINGS PER SHARE)

                                           THREE MONTHS ENDEDNINE MONTHS ENDED
                                              SEPTEMBER 30,    SEPTEMBER 30,

                                             1997     1998     1997     1998


BASIC EARNINGS PER COMMON SHARE
  Continuing operations                     $  .07   $  .11  $ (.10)   $ 1.87
  Discontinued operations                     (.01)     -       .30       -
  Extraordinary item                          (.03)    (.01)   (.04)     (.02)


    NET INCOME                              $  .03   $  .10  $  .16    $ 1.85



DILUTED EARNINGS PER COMMON SHARE
  Continuing operations                     $  .07   $  .11  $ (.10)   $ 1.86
  Discontinued operations                     (.01)     -       .30       -
  Extraordinary item                          (.03)    (.01)   (.04)     (.02)


    NET INCOME                              $  .03   $  .10  $  .16    $ 1.84



SHARES USED IN CALCULATION OF PER SHARE
 AMOUNTS

  Basic earnings                             115.1    114.9   115.0     115.0

  Diluted earnings                           116.0    116.3   115.0     116.1


